Exhibit 99.01

OGE Energy, Energy Transfer terminate joint venture agreement

OKLAHOMA CITY and DALLAS – OGE Energy Corp. (NYSE: OGE) and Energy Transfer Partners, L.P. (NYSE:ETP) announced today that they have terminated their agreement to form a joint venture that would have combined OGE’s Enogex midstream business with ETP’s Transwestern, and Mid-Continent Express interstate assets and Canyon Resources gathering operations.

Announced in September 2008, the transaction would have created a joint venture with diverse business lines and an expansive geographic platform to pursue growth opportunities in midstream and interstate natural gas pipeline operations. However, OGE and ETP agree that the significant downturn in the national economy and resulting uncertainty in the capital markets have made it unfeasible to complete the formation of the joint venture at this time.

“We believe strongly in the strategic merits of the ETP Enogex joint venture, but conditions in the financial markets are such that any partnership completed in the near term would not likely be economically beneficial to OGE,” said Pete Delaney, OGE chairman, president and CEO. “While we intend to revisit the possibility of a partnership again when conditions are more favorable, both companies remain well positioned to move forward with their business plans.”

“We regret that the capital markets have prevented us from accomplishing our plans to combine these businesses in a strategic joint venture,” said Kelcy Warren, ETP Chairman and CEO. “We have developed a good relationship with, and have a great amount of respect for, the management of OGE, and we look forward to pursuing other opportunities with OGE in the future.”

OGE and ETP originally expected to complete the formation of the joint venture after obtaining satisfactory financing, customary regulatory approvals and various third-party consents, having agreed to a March 31, 2009, deadline to complete the transaction. The parties determined that given current conditions and projections for the near term, it is in their mutual interest to terminate the joint venture agreement.

OGE Energy, headquartered in Oklahoma City, is the parent company of Enogex LLC, a midstream natural gas pipeline business with principal operations in Oklahoma, and of OG&E, a regulated electric utility serving 770,000 customers in an area spanning 30,000 square miles in Oklahoma and western Arkansas.

Energy Transfer Partners, L.P. (NYSE:ETP) is a publicly traded partnership owning and operating a diversified portfolio of energy assets. ETP has pipeline operations in Arizona, Colorado, Louisiana, New Mexico, and Utah, and owns the largest intrastate pipeline system in Texas. ETP’s natural gas operations include intrastate natural gas gathering and transportation pipelines, natural gas treating and processing assets and three natural gas storage facilities located in Texas. These assets include approximately 14,600 miles of intrastate pipeline in service, with approximately 250 miles of intrastate pipeline under construction. In addition, ETP owns 2,450 miles of interstate pipeline in service, with approximately 250 miles of interstate pipeline under construction. ETP is also one of the three largest retail marketers of propane in the United States, serving more than one million customers across the country.

Energy Transfer Equity, L.P. (NYSE:ETE) is a publicly traded partnership, which owns the general partner of Energy Transfer Partners, L.P. and approximately 62.5 million ETP limited partner units.

The information contained in this press release is available on our website at www.energytransfer.com.